SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

IMPERIAL OIL LIMITED
(Name of Subject Company (Issuer))

IMPERIAL OIL LIMITED
(Filing Person(s) (Offeror(s))

Common Stock, without par value

(Title of Class of Securities)

453038408
(CUSIP Number of Class of Securities)

Ian Laing
Vice-President, General Counsel and Corporate Secretary
505 Quarry Park Boulevard S.E.
Calgary,Alberta,
Canada T2C 5N1
(800) 567-3776

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)

Copies to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East
21st Floor
Los Angeles, California 90067
(310) 712-6600

☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1.

☒ issuer tender offer subject to Rule 13e-4.

☐ going-private transaction subject to Rule 13e-3.

☐ amendment to Schedule 13D under Rule 13d-2.

☐ Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐ Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

This Tender Offer Statement on Schedule TO (this “Schedule TO”) relates to the offer by Imperial Oil Limited, a Canadian corporation (the “Company”), to purchase for cash up to C$1,500,000,000 in value of shares of the Company’s common stock, without par value (the "Shares"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 2023 (the “Offer to Purchase”), together with the accompanying issuer bid circular (the “Issuer Bid Circular”), and in the related Letter of Transmittal, copies of which are attached as Exhibits (a)(1)(i) and (a)(1)(ii) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

This Schedule TO is being filed on behalf of the Company. The information set forth in the Offer to Purchase, the Issuer Bid Circular and the related Letter of Transmittal is incorporated herein by reference with respect to Items 1 through 9 and 11 of this Schedule TO. The exhibits identified in Item 12 and attached hereto are incorporated herein by reference with respect to Items 5 and 11 of this Schedule TO.

ITEM 1.    SUMMARY TERM SHEET.

The information set forth in the section of the Offer to Purchase titled “Summary” is incorporated herein by reference.

ITEM 2.    SUBJECT COMPANY INFORMATION.

(a)Name and Address: The name of the issuer is Imperial Oil Limited. The address of the Company’s principal executive offices is 505 Quarry Park Boulevard S.E., Calgary, AB, Canada T2C 5N1. The Company’s telephone number is (800) 567-3776.

(b)Securities: This Schedule TO relates to the Shares of the Company. As of October 30, 2023, there were 554,945,083 issued and outstanding Shares. The information set forth in the section of the Offer to Purchase titled “The Offer” is incorporated herein by reference.

(c)Trading Market and Price: The information set forth in the section of the Issuer Bid Circular titled “Price Range of Shares” is incorporated herein by reference.

ITEM 3.    IDENTITY AND BACKGROUND OF FILING PERSON.

(a)Name and Address: Imperial Oil Limited. is the filing person and issuer. The information set forth in Item 2(a) is incorporated herein by reference.

ITEM 4.    TERMS OF THE TRANSACTION.

(a)Material Terms: The information set forth in the section of the Offer to Purchase titled “Summary” and in Section 1 (“The Offer”), Section 2 (“Purchase Price”), Section 3 (“Number of Shares, Proration and Proportionate Tenders”), Section 4 (“Announcement of Results of the Offer”), Section 5 (“Procedure for Depositing Shares”), Section 6 (“Withdrawal Rights”), Section 7 (“Certain Condition of the Offer”), Section 8 (“Extension and Variation of the Offer”), Section 9 (“Taking Up and Payment for Deposited Shares”) and Section 11 (“Liens and Dividends”) of the Offer to Purchase and Section 9 (“Interest of Directors and Officers”) Section 13 (“Income Tax Considerations”) and Section 15 (“Source of Funds”) of the Issuer Bid Circular is incorporated herein by reference.

(b)Purchases: The information set forth in the section of the Offer to Purchase titled “Summary” is incorporated herein by reference. The information set forth in Section 1 (“The Offer”) of the Offer to Purchase and Section 9 (“Interest of Directors and Officers”) and Section 10 (“Arrangements Concerning Shares”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 5.    PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(a) Agreements Involving the Subject Company’s Securities: The information set forth in Section 9 (“Interest of Directors and Officers”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 6.    PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)Purposes: The information set forth in the section of the Offer to Purchase titled “Summary” and Section 3 (“Purpose and Effect of the Offer”) of the Issuer Bid Circular is incorporated herein by reference.

(b)Use of the Securities Acquired: The information set forth in Section 3 (“Purpose and Effect of the Offer”) of the Issuer Bid Circular is incorporated herein by reference.

(c)Plans: The information set forth in the section of the Offer to Purchase titled “Summary” and in Section 7 (“Certain Conditions of the Offer”), and in Section 3 (“Purpose and Effects of the Offer”), Section 4 (“Price Range of Shares”), Section 5 (“Dividend Policy”), Section 9 (“Interest of Directors and Officers”) and Section 11 (“Material Changes in the Affairs of the Company”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 7.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)Source of Funds: The information set forth in the section of the Offer to Purchase titled “Summary” and in Section 15 (“Source of Funds”) of the Issuer Bid Circular is incorporated herein by reference.

(b)Conditions: The information set forth in the section of the Offer to Purchase titled “Summary” and in Section 7 (“Certain Conditions of the Offer”) of the Offer to Purchase is incorporated herein by reference.

(d) Borrowed Funds: The information set forth in the section of the Offer to Purchase titled “Summary” is incorporated herein by reference. The information set forth in Section 15 (“Source of Funds”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 8.    INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a)Securities Ownership: The information set forth in Section 6 (“Previous Purchases of Shares”), Section 7 (“Previous Sales of Securities”), Section 8 (“Previous Distributions of Shares”), Section 9 (“Interest of Directors and Officers”) and Section 10 (“Arrangements Concerning Shares”) of the Issuer Bid Circular is incorporated herein by reference.

(b)Securities Transactions: The information set forth in Section 6 (“Previous Purchases of Shares”), Section 7 (“Previous Sales of Securities”), Section 8 (“Previous Distributions of Shares”), Section 9 (“Interest of Directors and Officers”) and Section 10 (“Arrangements Concerning Shares”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 9.    PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a) The information set forth in the section of the Offer to Purchase titled “Summary” and in Section 17 (“Depositary”) and Section 18 (“Fees and Expenses”) of the Issuer Bid Circular is incorporated herein by reference.

ITEM 10.    FINANCIAL STATEMENTS.

Not applicable.

ITEM 11.    ADDITIONAL INFORMATION.

(a)(1) The information set forth in Section 6 (“Previous Purchases of Shares”), Section 7 (“Previous Sales of Securities”), Section 8 (“Previous Distributions of Shares”), Section 9 (“Interest of Directors and Officers”) and Section 10 (“Arrangements Concerning Shares”) of the Issuer Bid Circular is incorporated herein by reference.

(a)(2) The information set forth in Section 14 (“Legal Matters and Regulatory Approvals”) of the Issuer Bid Circular is incorporated herein by reference.

(a)(3) Not applicable.

(a)(4) Not applicable.

(a)(5) None.

(c) The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(l)(i) and (a)(l)(ii) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference. The Company will amend this Schedule TO to include documents that the Company may file with the SEC after the date of the Offer to Purchase pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act and prior to the expiration of the Offer to the extent required by Rule 13e-4(d)(2) promulgated under the Exchange Act. The information contained in all of the exhibits referred to in Item 12 below is incorporated herein by reference.

ITEM 12.    EXHIBITS.

(a)(1)(i)	Offer to Purchase, dated November 3, 2023, together with the Issuer Bid Circular.*
(a)(1)(ii)	Form of Letter of Transmittal.*
(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*
(a)(1)(iv)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.†
(a)(1)(v)	Summary Advertisement as published on November 3, 2023 in the Wall Street Journal.*
(a)(5)(i)
Pre-Commencement Press Release Announcing Earnings issued by the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 27, 2023).

(a)(5)(ii)
Pre-Commencement Press Release Announcing Intention to Launch Substantial Issuer Bid issued by the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 27, 2023).

(a)(5)(iii)
Transcript of earnings release conference call of the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 30, 2023).

(a)(5)(iv)
Pre-Commencement Press Release Announcing Terms of Substantial Issuer Bid issued by the Company on October 30, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 31, 2023).

(d)(i)
Form of Letter relating to Supplemental Retirement Income (Incorporated herein by reference to Exhibit (10)(c)(3) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1980 (File No. 2-9259)).

(d)(ii)
Deferred Share Unit Plan for Nonemployee Directors (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-12014)).

(d)(iii)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2011 and subsequent years, as amended effective November 14, 2011 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on February 23, 2012 (File No. 0-12014)).

(d)(iv)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(v)
Amended Short Term Incentive Program with respect to awards granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(vi)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2020 and subsequent years, as amended effective November 24, 2020 (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 0-12014)).

(d)(vii)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2022 and subsequent years, as amended effective November 29, 2022 (Incorporated herein by reference to Exhibit (10)(iii)(A)(7) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (File No. 0-12014)).

(g)	None.
(h)	None.
99.1	Material Change Report, dated November 3, 2023.*
107	Filing Fee Table.*

†    Included in mailing to shareholders.
*    Filed herewith.

ITEM 13.    INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Imperial Oil Limited

By:	/s/ Ian Laing

Name: Ian Laing
Title: Vice President, General Counsel and
Corporate Secretary

By:	/s/ Cathryn Walker

Name: Cathryn Walker
Title: Assistant Corporate Secretary

Date: November 3, 2023

EXHIBIT INDEX

Exhibit
(a)(1)(i)	Offer to Purchase, dated November 3, 2023, together with the Issuer Bid Circular.*
(a)(1)(ii)	Form of Letter of Transmittal.*
(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*
(a)(1)(iv)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.†
(a)(1)(v)	Summary Advertisement as published on November 3, 2023 in the Wall Street Journal.*
(a)(5)(i)
Pre-Commencement Press Release Announcing Earnings issued by the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 27, 2023).

(a)(5)(ii)
Pre-Commencement Press Release Announcing Intention to Launch Substantial Issuer Bid issued by the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 27, 2023).

(a)(5)(iii)
Transcript of earnings release conference call of the Company on October 27, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 30, 2023).

(a)(5)(iv)
Pre-Commencement Press Release Announcing Terms of Substantial Issuer Bid issued by the Company on October 30, 2023 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on October 31, 2023).

(d)(i)
Form of Letter relating to Supplemental Retirement Income (Incorporated herein by reference to Exhibit (10)(c)(3) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1980 (File No. 2-9259)).

(d)(ii)
Deferred Share Unit Plan for Nonemployee Directors (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-12014)).

(d)(iii)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2011 and subsequent years, as amended effective November 14, 2011 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on February 23, 2012 (File No. 0-12014)).

(d)(iv)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(v)
Amended Short Term Incentive Program with respect to awards granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)10(iii)(A)(1) of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(vi)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2020 and subsequent years, as amended effective November 24, 2020 (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 0-12014)).

(d)(vii)
Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2022 and subsequent years, as amended effective November 29, 2022 (Incorporated herein by reference to Exhibit (10)(iii)(A)(7) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (File No. 0-12014)).

99.1	Material Change Report, dated November 3, 2023.*
107	Filing Fee Table.*

†    Included in mailing to shareholders.
*    Filed herewith.